Exhibit 99.2

Stone Container Corporation

EBITDA (a)

($ Millions)	2003 Full Year

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(283)
Interest expense, net	237
Loss on early extinguishment of debt	1
Stone receivables discount expense	4
Depreciation, depletion and amortization	279
Restructuring charges	94
Non-cash foreign exchange (gain) loss	50
Litigation charges, net	66
Income from discontinued operations before taxes and gain (loss) on disposition	10
EBITDA	458

(a)  EBITDA is defined as income (loss) from continuing and discontinued operations before: income taxes, cumulative effect of accounting change, net interest expense, loss on early extinguishment of debt, Stone receivables discount expense, depreciation, depletion and amortization, restructuring charges, non-cash foreign exchange (gain) loss, net litigation charges and (gain) loss on disposition of discontinued operations.  EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position.  It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the period presented.  EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.